Exhibit 99.1

Oceaneering Announces Record Fourth Quarter and Annual Earnings

—Quarterly Earnings Increase Over 90%
—Annual Earnings Increase Over 35%

February 21, 2005 — Houston, Texas — Oceaneering International, Inc. (NYSE:OII) today reported record fourth quarter and annual earnings for the periods ended December 31, 2004.

During the fourth quarter of 2004, on revenue of $226.0 million, Oceaneering generated net income of $11.7 million, or $0.45 per share. During the corresponding period in 2003, Oceaneering reported revenue of $162.1 million and net income of $6.1 million, or $0.25 per share. For the year 2004, Oceaneering reported net income of $40.3 million, or $1.57 per share, on revenue of $780.2 million. Net income for 2003 was $29.3 million, or $1.20 per share, on revenue of $639.2 million.

Summary of Results
(in thousands, except per share amounts)

	Three months ended			Year ended
	Dec. 31,		Sept. 30,	Dec. 31,
	2004	2003	2004	2004	2003
Revenue	$226,038	$162,065	$192,862	$780,181	$639,249
Gross Margin	$39,095	$28,023	$34,205	$131,803	$110,784
Operating Income	$19,357	$11,747	$18,719	$63,864	$53,997
Net Income	$11,712	$6,142	$12,846	$40,300	$29,301
Diluted Earnings Per Share	$0.45	$0.25	$0.50	$1.57	$1.20
Weighted Average Number of Diluted Shares	25,903	24,539	25,871	25,685	24,453

Fourth quarter net income improved $5.6 million as the result of higher operating income from five of six business segments and an increase in equity income contribution from the Medusa Spar. The quarter also included $1.9 million of pre-tax write-downs related to Oceaneering’s investment in a subsea telecommunication cable service joint venture reported in equity income of unconsolidated affiliates. The effective income tax rate for 2004 was approximately 34%, as compared to the 35% rate previously estimated. Using the actual determined tax rate resulted in a 31% tax rate for the fourth quarter’s tax provision.

Annual net income improved $11.0 million due to higher operating income from four of Oceaneering’s six business segments and equity income from the Medusa Spar. Oceaneering achieved record Remotely Operated Vehicle (ROV) and Advanced Technologies (ADTECH) segment operating income. Record Mobile Offshore Production Systems (MOPS) pre-tax income contribution, including equity income from the Medusa Spar, was also realized. While not a record, Subsea Products’ operating income in 2004 was more than double the amount reported for 2003.

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John Huff, Chairman and Chief Executive Officer, stated, “Results for the fourth quarter and the year were exemplary. In 2004 we achieved the highest Net Income in Oceaneering’s history. This was accomplished in spite of $3.7 million of specific non-recurring pre-tax charges: $1.8 million for a terminated acquisition effort in the first quarter and $1.9 million of write-downs related to our investment in a cable-related joint venture in the fourth quarter.

“Annual ROV operating income was the best ever. The Stolt and Fugro ROV fleet acquisitions we completed in February and September propelled this segment to record profits, significantly increased our international market presence, and enhanced our leadership position as a worldwide ROV service provider. In our MOPS business we added a new dimension through our investment in the Medusa Spar, and achieved a record level of pre-tax income contribution. Equity income from this investment was $8.2 million.

“Subsea Products operating income increased by nearly 150%, largely due to higher profit contribution from specialty product sales. During the year we added steel tube umbilical manufacturing capability in our Brazil plant and we placed in service during December a new, world-class U.S. facility in Panama City, Florida. At year-end our backlog was $78 million, up 65% from $47 million at the beginning of the year.

“ADTECH achieved record operating income performance culminating from our efforts over the past few years to secure additional U.S. Navy and NASA work.

“During the year we invested over $150 million, including $88 million to modernize and increase the size of our ROV fleet and $38 million to expand our umbilical manufacturing capabilities. These capital investments position Oceaneering for increased profitability in the years ahead. At year-end our debt-to-capitalization was 24% and we remain committed to using our resources to make accretive investments.

“Looking forward, our 2005 outlook is to achieve record EPS of $1.85 to $2.15 by increasing the earnings contribution from each of our oilfield business activities, led by an improvement in ROV profitability. For the first quarter we are forecasting EPS of $0.30 to $0.40 due to seasonality issues and lower margins in our current umbilical backlog. We are projecting a substantial earnings improvement in the second half of 2005.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s estimated record earnings range for 2005, the EPS forecast for the first quarter of 2005, and the projected substantial earnings improvement in the second half of 2005. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s annual report on Form 10-K for the year ended December 31, 2004 and its other periodic filings with the Securities and Exchange Commission.

Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. Oceaneering’s services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the telecommunications, aerospace, and marine engineering and construction industries.

For further information, please contact Jack Jurkoshek, Manager Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for February 22, 2005 at 10:00 a.m. central time, can be heard at www.companyboardroom.com (enter ticker OII).

PR 899

- Tables follow on next page —

OII LISTED NYSE.

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31, 2004	Dec. 31, 2003
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $16,781 and $18,396)	$283,765	$224,765
Net Property and Equipment	401,054	329,070
Other Assets	141,734	109,021

TOTAL ASSETS	$826,553	$662,856

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$172,452	$132,972
Long-Term Debt	142,172	122,324
Other Long-Term Liabilities	57,492	48,185
Shareholders’ Equity	454,437	359,375

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$826,553	$662,856

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,
	2004	2003	2004	2004	2003
	(in thousands, except per share amounts)
Revenue	$226,038	$162,065	$192,862	$780,181	$639,249
Cost of Services and Products	186,943	134,042	158,657	648,378	528,465

Gross Margin	39,095	28,023	34,205	131,803	110,784
Selling, General and Administrative Expenses	19,738	16,276	15,486	67,939	56,787

Income from Operations	19,357	11,747	18,719	63,864	53,997
Interest Income	110	192	767	999	573
Interest Expense	(1,985)	(1,855)	(2,141)	(8,388)	(7,811)
Equity Earnings (losses) of unconsolidated affiliates, net	174	226	2,480	6,110	40
Other Expense, net	(715)	(861)	(61)	(1,662)	(1,720)

Income before income taxes	16,941	9,449	19,764	60,923	45,079
Provision for Income Taxes	(5,229)	(3,307)	(6,918)	(20,623)	(15,778)

Net Income	$11,712	$6,142	$12,846	$40,300	$29,301

Diluted Earnings per Share	$0.45	$0.25	$0.50	$1.57	$1.20
Weighted average number of common shares and equivalents	25,903	24,539	25,871	25,685	24,453

The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report, Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

SEGMENT INFORMATION

		For the Three Months Ended			For the Year Ended
		Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
		2004	2003	2004	2004	2003
		($ in thousands)
Remotely Operated Vehicles
	Revenue	$65,882	$43,772	$56,546	$223,914	$160,359
	Gross Margin	$17,593	$11,968	$16,407	$59,501	$42,037
	Gross Margin %	27%	27%	29%	27%	26%
	Operating Income	$14,038	$9,985	$13,692	$48,397	$34,925
	Days Available	15,456	11,530	14,689	57,452	45,655
	Utilization	74%	72%	69%	70%	70%
Subsea Products
	Revenue	$53,397	$25,873	$37,162	$160,410	$107,540
	Gross Margin	$8,986	$4,096	$5,612	$26,971	$18,416
	Gross Margin %	17%	16%	15%	17%	17%
	Operating Income	$3,930	$(261)	$2,002	$10,891	$4,466
Subsea Projects
	Revenue	$26,070	$17,520	$15,278	$70,254	$68,796
	Gross Margin	$4,392	$3,819	$2,406	$10,297	$10,946
	Gross Margin %	17%	22%	16%	15%	16%
	Operating Income	$3,147	$2,743	$1,238	$5,472	$6,626
Mobile Offshore Production Systems
	Revenue	$11,879	$11,747	$11,613	$49,387	$46,836
	Gross Margin	$4,851	$4,444	$4,536	$18,347	$18,213
	Gross Margin %	41%	38%	39%	37%	39%
	Operating Income	$4,477	$3,807	$4,076	$16,565	$15,712
Inspection
	Revenue	$35,866	$33,670	$37,719	$145,691	$136,599
	Gross Margin	$3,211	$3,192	$4,883	$16,351	$16,557
	Gross Margin %	9%	9%	13%	11%	12%
	Operating Income	$24	$156	$1,887	$4,564	$5,246
Advanced Technologies
	Revenue	$32,944	$29,483	$34,544	$130,525	$119,119
	Gross Margin	$6,368	$4,899	$6,682	$25,016	$22,115
	Gross Margin %	19%	17%	19%	19%	19%
	Operating Income	$4,441	$2,807	$4,975	$17,515	$15,067
Unallocated Expenses
	Gross Margin	$(6,306)	$(4,395)	$(6,321)	$(24,680)	$(17,500)
	Operating Income	$(10,700)	$(7,490)	$(9,151)	$(39,540)	$(28,045)
TOTAL
	Revenue	$226,038	$162,065	$192,862	$780,181	$639,249
	Gross Margin	$39,095	$28,023	$34,205	$131,803	$110,784
	Gross Margin %	17%	17%	18%	17%	17%
	Operating Income	$19,357	$11,747	$18,719	$63,864	$53,997
SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$31,280	$11,955	$36,460	$153,184	$100,370
Depreciation and amortization		$17,173	$14,810	$16,484	$65,619	$56,963